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                                                                  Exhibit (a)(4)


Dear _______________:


     On behalf of Kana Communications, Inc. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") certain outstanding options with an exercise price in excess of $5.00 per share (the "Options") which were granted under the Kana Communications, Inc. 1999 Stock Incentive Plan (the "1999 Plan"), the Kana Communications, Inc. 1999 Special Stock Option Plan and the Kana Communications, Inc. 1997 Stock Option/Stock Issuance Plan, as well as the following stock option plans which the Company assumed in connection with its acquisition of the plan sponsor: the Connectify, Inc. 1998 Stock Plan, the netDialog, Inc. 1997 Stock Plan, the Business Evolution, Inc. 1999 Stock Plan, the Silknet Software, Inc. 1999 Stock Option and Stock Incentive Plan, the Silknet Software, Inc. Employee Stock Option Plan, and the Insite Marketing Technology 1997 Stock Option Plan, for new options the Company will grant under the 1999 Plan (the "New Options") and for restricted shares of common stock the Company will issue under the 1999 Plan (the "Restricted Stock"). All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's offer to exchange dated February 28, 2001 (the "Offer of Exchange").


     The Offer expired at 5:00 p.m., Pacific Standard Time, on _____________, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Options tendered to it for a total of ____________ shares of Common Stock and cancelled all such Options.


     The Company has accepted for exchange and cancelled the number of Options tendered by you equal to the total number of Option Shares set forth on Attachment A to this letter.


     In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive a New Option under the Plan for seven eighths (7/8ths) of the number of Option Shares subject to your Eligible Options accepted for exchange and cancelled set forth on Attachment A (rounded up to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events. Also in accordance with the terms and subject to the conditions of the Offer, you will have the right to receive a number of shares of Restricted Stock equal to one eighth (1/8th) of the number of Option Shares subject to your Eligible Options accepted for exchange and cancelled set forth on Attachment A (rounded down to the nearest whole share).


     The New Options will be subject to the terms and conditions of the 1999 Plan and a stock option agreement between you and the Company. The Restricted Stock will be subject to the terms and conditions of the 1999 Plan and a restricted stock issuance agreement between you and the Company. The New Options will vest in a series of forty-two equal successive monthly installments upon the completion of each month of service over the forty-two month period measured from the grant date. The exercise price of the New Options will be the closing sale price of the Company's Common Stock as reported on the Nasdaq National Market on the grant date. The Restricted Stock will vest on the six-month anniversary of the date the tendered Options were accepted for exchange and cancelled, provided you remain employed by the
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Company through that date. You will receive the stock certificate for your vested shares upon your payment to the Company of the federal and state income and employment withholding taxes to which you become subject at the time your restricted stock vests.


     In accordance with the terms of the Offer, the Company will grant you the New Option on or about _______________, 2001. At that time, as described in the Offer to Exchange, you will receive a new option agreement executed by the Company.


     In accordance with the terms of the Offer, in order to be issued Restricted Stock, you must sign and return to us the restricted stock issuance agreement enclosed with this letter, together with your payment of the $.001 per share par value of the Restricted Stock (rounded up to the nearest whole cent). The Restricted Stock will be issued following our receipt of your signed agreement and payment, but the stock certificate for the issued Restricted Stock will be held in the custody of the Company. The Restricted Stock will vest on __________ ___, 2001, and the stock certificate for your vested shares will then be delivered to you following your payment to us of the federal and state income and employment withholding taxes to which you become subject as a result of the vesting of your Restricted Stock.


     In accordance with the terms of the Offer, and as provided in the Plan, you must remain an employee of the Company or one of its subsidiaries from the date you tendered options through the New Option grant date in order to receive your New Option. In order to receive the Restricted Stock, you must remain an employee of the Company or one of its subsidiaries from the date you tendered options through the date the Restricted Stock vests. If you do not remain an employee for the required periods, you will not receive any new options or restricted stock, as the case may be, and you will not receive any other consideration for the Options tendered by you and cancelled by the Company.


     If you have any questions about your rights in connection with the grant of a New Option, please call ______________, _________________, at (650) 298-9282.


                                            Sincerely,



                                            _______________________,

                                            _____________________

Attachment

                                       2
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                                  Attachment A


                  Options Accepted for Exchange and Cancelled


                                Special Options
                                ---------------

         Option Grant Date                           No. of Option Shares
         -----------------                           --------------------
          April 19, 2000
         October 18, 2000


                                Eligible Options
                                ----------------



         Option Grant Date                           No. of Option Shares
         -----------------                           --------------------

         -----------------                           --------------------

         -----------------                           --------------------

         -----------------                           --------------------